EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER
FISCAL 2024 RESULTS

~ Net Sales of $144.9 million ~

~ Operating Income of $10.9 million; Adjusted Operating Income of $11.6 million ~

~ EPS of $0.40 and Adjusted EPS of $0.43 ~

~ Board Approves Quarterly Dividend of $0.35 Per Share ~

Paramus, NJ – May 25, 2023 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter fiscal 2024 results for the period ended April 30, 2023.

Fiscal 2024 First Quarter Highlights (See attached table for GAAP and Non-GAAP measures)

•	Delivered net sales of $144.9 million versus $163.4 million in the prior year period;
•	Generated gross margin of 56.6% as compared to 59.2% in the first quarter of fiscal 2023;
•	Generated operating income of $10.9 million as compared to $25.3 million in the prior year period; Adjusted operating income of $11.6 million as compared to $26.1 million;
•	Achieved diluted earnings per share of $0.40 as compared to $0.79 in the prior year period; Adjusted diluted earnings per share of $0.43 as compared to $0.82; and
•	Ended the quarter with cash of $198.3 million and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We began the year in line with our expectations amidst a challenging macro environment and following our best-ever first quarter performance last year. Despite this backdrop, our teams continued to execute against our strategic priorities to maximize the power of our brands with exceptional innovation.”

Mr. Grinberg continued, “As we look ahead, we continue to believe we will face a difficult consumer environment in the U.S. and Europe, our two largest regions. However, we believe we are well positioned to capture the opportunities in the marketplace and will continue to execute with discipline. We are excited about our product innovation pipeline across our owned and licensed brands, and we will continue to invest in support of our teams, regions and brands with continued focus on Movado’s refreshed marketing message as we build on its strength and heritage. We will do all this while controlling costs and leveraging the strength of our balance sheet with $198 million in cash and no debt as of quarter end.”

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

First quarter fiscal 2024 results of operations included the following charge:

•	a $0.7 million pre-tax charge, or $0.6 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets related to the acquisitions of Olivia Burton and MVMT.

First quarter fiscal 2023 results of operations included the following charge:

•	$0.8 million pre-tax charge, or $0.6 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of Olivia Burton and MVMT.

In this press release, reference to “adjusted” results exclude the impact of the above charges from the first quarter of fiscal years 2024 and 2023. Please refer to the attached table of GAAP and Non-GAAP measures for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

First Quarter Fiscal 2024 Results

•	Net sales decreased 11.3% (-10.1% on a constant dollar basis) to $144.9 million compared to $163.4 million in the first quarter of fiscal 2023. The decrease in net sales reflected declines in wholesale customers’ brick and mortar stores, online retail and Movado Company Stores due to the challenging macro environment. U.S. net sales decreased 15.7% as compared to the first quarter of last year. International net sales decreased 8.1% (-6.0% on a constant dollar basis) as compared to the first quarter of last year.
•	Gross profit was $82.0 million, or 56.6% of net sales, compared to $96.7 million, or 59.2% of net sales in the first quarter of fiscal 2023. The decrease in gross margin percentage was primarily the result of the unfavorable changes in channel and product mix and the unfavorable impact of foreign currency exchange rates, partially offset by reduced shipping costs.
•	Operating expenses decreased to $71.1 million in the first quarter of fiscal 2024 from $71.4 million in the first quarter of fiscal 2023. Adjusted operating expenses were $70.4 million compared to $70.6 million in the prior year period. The slight decrease was primarily due to lower marketing expenses and performance-based compensation, mostly offset by higher payroll-related expenses. As a percent of sales, adjusted operating expenses increased to 48.6% of sales from 43.2% in the prior year period due to lower sales.
•	Operating income was $10.9 million compared to operating income of $25.3 million in the first quarter of fiscal 2023. Adjusted operating income was $11.6 million for the first quarter of fiscal 2024 and $26.1 million for the prior year period.
•	The Company recorded a tax provision of $2.5 million, as compared to a tax provision of $6.0 million in the first quarter of fiscal 2023. Based upon adjusted pre-tax income, the adjusted tax provision was $2.7 million, or an adjusted tax rate of 21.6%, as compared to an adjusted tax provision of $6.2 million, or an adjusted tax rate of 23.7%, in the first quarter of fiscal 2023.
•	Net income for the first quarter of fiscal 2024 was $9.1 million, or $0.40 per diluted share, compared to net income of $18.5 million, or $0.79 per diluted share, for the same period in the prior year. Adjusted net income for the fiscal 2024 period was $9.7 million, or $0.43 per diluted share, compared to adjusted net income of $19.1 million, or $0.82 per diluted share, for the first quarter of fiscal 2023.

Fiscal 2024 Outlook

The Company continues to expect fiscal 2024 net sales to be in a range of approximately $725.0 million to $750.0 million, gross profit of approximately 56.0% of net sales, and operating income in a range of $80.0 million to $85.0 million. Assuming no changes to the current tax regulations, the Company anticipates an effective tax rate of approximately 22% for the fiscal year and earnings of $2.70 to $2.90 per diluted share. The outlook excludes approximately $2.1 million of amortization of acquired intangible assets for fiscal 2024 related to the Olivia Burton and MVMT brands. For the first half of fiscal 2024, the Company continues to expect sales to decline in a range of 9% to 12% relative to the prior-year period as it anniversaries the record first half results of fiscal 2023. This outlook does not contemplate further deterioration due to the impact of economic uncertainty and assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program

The Company also announced that on May 25, 2023, the Board of Directors approved the payment on June 21, 2023 of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 7, 2023.

During the first quarter of fiscal 2024, the Company repurchased approximately 14,000 shares under its share repurchase program. As of April 30, 2023, the Company had $20.6 million remaining available under the share repurchase program.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, May 25th, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on May 25, 2023 until 11:59 p.m. ET on June 8, 2023 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13738816.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE®, watches, and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters and pandemics, including the effect of the COVID-19 pandemic and other diseases on travel and traffic in the Company’s retail stores and the stores of its wholesale customers, supply disruptions, delivery delays and increased shipping costs, adverse impact on the Company’s wholesale customers and customer traffic in the Company’s stores as a result of increased uncertainty and economic disruption caused by the COVID-19 pandemic,the impact of international hostilities, including the Russian invasion of Ukraine, on global markets, economies and consumer spending, on energy and shipping costs and on the Company’s supply chain and suppliers, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending,changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies; the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business outside the United States including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 30,

	2023	2022

Net sales	$144,905	$163,424

Cost of sales	62,902	66,739

Gross profit	82,003	96,685

Total operating expenses	71,104	71,391

Operating income	10,899	25,294

Non-operating income/(expense):
Other income, net	1,025	83
Interest expense	(113)	(112)

Income before income taxes	11,811	25,265

Provision for income taxes	2,534	6,011

Net income	9,277	19,254

Less: Net income attributable to noncontrolling interests	149	741

Net income attributable to Movado Group, Inc.	$9,128	$18,513

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.40	$0.79

Weighted diluted average shares outstanding	22,672	23,397

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	April 30,		% Change

	2023	2022

Total net sales, as reported	$144,905	$163,424	-11.3%

Total net sales, constant dollar basis	$146,851	$163,424	-10.1%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended April 30, 2023
As Reported (GAAP)	$144,905	$82,003	$71,104	$10,899	$11,811	$2,534	$9,128	$0.40
Olivia Burton and MVMT Costs (1)	–	–	(707)	707	707	170	537	0.03
Adjusted Results (Non-GAAP)	$144,905	$82,003	$70,397	$11,606	$12,518	$2,704	$9,665	$0.43

Three Months Ended April 30, 2022
As Reported (GAAP)	$163,424	$96,685	$71,391	$25,294	$25,265	$6,011	$18,513	$0.79
Olivia Burton and MVMT Costs (1)	–	–	(769)	769	769	151	618	0.03
Adjusted Results (Non-GAAP)	$163,424	$96,685	$70,622	$26,063	$26,034	$6,162	$19,131	$0.82

(1)	Related to the amortization of acquired intangible assets for Olivia Burton and MVMT and MVMT's deferred compensation, where applicable.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30,	January 31,	April 30,
	2023	2023	2022
ASSETS

Cash and cash equivalents	$198,257	$251,584	$225,256
Trade receivables, net	94,037	94,282	92,744
Inventories	195,235	186,203	180,003
Other current assets	25,804	24,212	23,558
Income taxes receivable	12,057	10,908	3,421
Total current assets	525,390	567,189	524,982

Property, plant and equipment, net	19,075	18,699	18,434
Operating lease right-of-use assets	76,194	80,897	79,717
Deferred and non-current income taxes	45,049	44,490	42,854
Other intangibles, net	8,996	9,642	11,990
Other non-current assets	66,792	66,788	62,007
Total assets	$741,496	$787,705	$739,984

LIABILITIES AND EQUITY

Accounts payable	$24,443	$32,085	$44,140
Accrued liabilities	48,858	46,720	54,698
Accrued payroll and benefits	7,597	17,343	7,822
Current operating lease liabilities	17,558	17,681	16,588
Income taxes payable	17,557	28,591	15,141
Total current liabilities	116,013	142,420	138,389

Deferred and non-current income taxes payable	14,540	15,163	19,385
Non-current operating lease liabilities	66,743	70,910	70,440
Other non-current liabilities	49,287	48,668	47,301

Redeemable noncontrolling interest	–	–	2,251

Shareholders' equity	491,971	507,606	459,650

Noncontrolling interest	2,942	2,938	2,568
Total equity	494,913	510,544	462,218

Total liabilities, redeemable noncontrolling interest and equity	$741,496	$787,705	$739,984

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	April 30,

	2023	2022
Cash flows from operating activities:
Net income	$9,277	$19,254
Depreciation and amortization	2,557	2,932
Other non-cash adjustments	1,917	1,239
Changes in working capital	(36,022)	(43,676)
Changes in non-current assets and liabilities	774	(501)
Net cash used in operating activities	(21,497)	(20,752)

Cash flows from investing activities:
Capital expenditures	(2,257)	(1,381)
Long-term investments	(600)	(1,850)
Trademarks and other intangibles	(26)	(22)
Net cash used in investing activities	(2,883)	(3,253)

Cash flows from financing activities:
Dividends paid	(29,901)	(7,940)
Stock repurchase	(381)	(14,439)
Stock awards and options exercised and other changes	–	(405)
Other	–	(85)
Net cash used in financing activities	(30,282)	(22,869)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,349	(5,026)
Net change in cash, cash equivalents, and restricted cash	(53,313)	(51,900)
Cash, cash equivalents, and restricted cash at beginning of period	252,179	277,716

Cash, cash equivalents, and restricted cash at end of period	$198,866	$225,816

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$198,257	$225,256
Restricted cash included in other non-current assets	609	560
Cash, cash equivalents, and restricted cash	$198,866	$225,816